UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 3, 2009

Date of Report (date of earliest event reported)

XTENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33282	41-2047573
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

125 Constitution Drive

Menlo Park, California 94025-1118

(Address of principal executive offices)

(650) 475-9400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On August 3, 2009, XTENT, Inc. (the “Company”) held a special meeting of stockholders, at which the stockholders of the Company approved the voluntary dissolution and liquidation of the Company pursuant to a Plan of Complete Liquidation and Dissolution (the “Plan”). Pursuant to the Plan, the Company intends to file a certificate of dissolution (the “Certificate”) with the Secretary of State of the State of Delaware as soon as reasonably practicable after the Company obtains the required revenue clearance certificate from the Department of Finance of the State of Delaware. The Company will be dissolved upon the effective date of the Certificate (the “Effective Date”), which may be the date on which the Certificate is filed or a later date specified in the Certificate. The Company intends to make a public announcement in advance of the anticipated Effective Date and to delist its Common Stock from the Nasdaq Global Market as of the Effective Date.

Pursuant to the Plan, the Company is also authorized to dispose of its remaining non-cash assets, on such terms and at such prices as the Company’s board of directors, without further stockholder approval, may determine to be in the best interests of the Company and its stockholders, to pay or make reasonable provision to pay all claims against and obligations of the Company, to make such provisions as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party, to distribute on a pro rata basis to the stockholders of the Company the remaining assets of the Company, and, subject to statutory limitations, to take all other actions necessary to wind up and liquidate the Company’s business and affairs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTENT, INC.

Date: August 3, 2009	By:	/s/ Gregory D. Casciaro
Gregory D. Casciaro
President and Chief Executive Officer